Exhibit 10(e)

TO:     [Executive Name]

August     , 2008

NOTICE OF FY09

TARGET INCENTIVE BONUS AWARD

UNDER PERFORMANCE BONUS PLAN

On August 13, 2008, the Human Resources and Compensation Committee of the Board of Directors (“Committee”) of Parker-Hannifin Corporation (“Company”) granted you a Target Incentive Bonus award (“Award”) under the Company’s Performance Bonus Plan (“Bonus Plan”). Payments made under the Plan will be qualified as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986 and Section 1.162-27 of the Treasury Regulations promulgated thereunder. Your Award is in the target amount of $             (“Target Amount”), subject to the following terms and conditions:

1. Your payout under this Award (“Payout”) will be based upon the Company’s actual operating cash flow less capital expenditures (free cash flow) expressed as a percent of the Company’s sales (“FCF Margin”) for fiscal year 2009 (“Performance Period”). Discretionary pension contributions by the Company are not included in the calculation of the FCF Margin. You will receive a Payout of 100% of your Target Amount if the Company achieves an FCF Margin of 6.5% for the Performance Period. If the Company’s FCF Margin is above or below 6.5% for the Performance Period, your Payout will be a proportion of the Target Amount as set forth in the table below. The minimum threshold for any Payout under the Award is 4% FCF Margin during the Performance Period and the maximum is 9% FCF Margin.

FY09 FCF Margin:	< 4.00%	4.00%	4.83%	5.67%	6.50%	7.13%	7.75%	8.38%	≥ 9.00%
Payout %:	0%	25%	50%	75%	100%	125%	150%	175%	200%

2. The Payout earned under the Award will be paid at the end of the Performance Period.

3. If you retire (at or after age 60, or earlier with the consent of the Committee), die or become disabled during the Performance Period or otherwise have not served in an eligible position during the full Performance Period, you will be entitled to receive a portion of the Payout based on the number of full months served during the Performance Period. Termination of your employment for any other reason during the Performance Period will result in forfeiture of your Award.

4. Your Payout will be paid in cash, or you may elect to receive the Payout in the form of a credit to your Executive Deferral Plan (“EDP”) account in accordance with the terms of the EDP and rules established by the Committee or the Company, as the case may be.

5. Your Payout will be made following certification of the calculation of the FCF Margin by the Committee at the end of the Performance Period. The Committee may reduce your Payout in its sole discretion.

6. Your Award is subject to all terms, conditions and provisions of the Bonus Plan. In the event of any conflict between the terms of the Bonus Plan and the Award, the Bonus Plan will control.

Please acknowledge receipt of the Award, and indicate your agreement with the terms hereof, by signing and returning a copy to me as soon as possible.

Sincerely yours,

Thomas A. Piraino, Jr.
Vice President, General Counsel and Secretary

Receipt Acknowledged and Agreed:

Date:
[Executive Name]

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